dreyfus short-intermediate government fund

ARTICLES OF AMENDMENT

Dreyfus Short-Intermediate Government Fund (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated September 19, 1986, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Agreement and Declaration of Trust of the Trust is hereby amended, effective November 15, 2013, by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as
'Dreyfus Short Duration Bond Fund'."

SECOND:  The amendment to the Agreement and Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on July 18, 2013 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust.

IN WITNESS WHEREOF, Dreyfus Short-Intermediate Government Fund has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees.

dreyfus short-intermediate                                                                                                  government fund

/s/ Joseph S. DiMartino

Joseph S. DiMartino, Trustee

/s/ Gordon J. Davis

Gordon J. Davis, Trustee

/s/ Whitney I. Gerard

Whitney I. Gerard, Trustee

/s/ Nathan Leventhal

Nathan Leventhal, Trustee

/s/ George L. Perry

George L. Perry, Trustee

/s/ Benaree Pratt Wiley

Benaree Pratt Wiley, Trustee

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

Before me personally appeared the above-named Trustees known to me to be the Trustees of the Trust who acknowledged the foregoing instrument to be his or her free act and deed, before me this 15th day of November, 2013.

/s/ Ana E. McGrane-Mungo

Ana E. McGrane-Mungo

Notary Public